Exhibit 99.1

For Immediate Release:

Steinway Reports Q3 2005 Results

Basic EPS up 31%

WALTHAM, MA – November 3, 2005 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and nine months ended September 30, 2005.

Net sales for the third quarter increased 1% over the prior year period and gross margins improved 130 basis points.  Operating profits climbed 23%, to $9 million, and EBITDA rose 6%, to $13 million.  The Company posted Basic EPS of $0.46, an increase of 31% over the comparable quarter.   Adjusted EPS was $0.48 compared to $0.42 in 2004.  Adjustments for the third quarter of 2005 are comprised of charges relating to the step-up of acquired inventory and are detailed in the attached financial tables.

For the nine-month period, sales rose 3%, to $277 million, and gross margins improved from 28.3% to 28.6%.  Operating profits increased 5%, to $24 million.  Basic EPS was $1.09.

Piano Operations

Third quarter piano sales increased 3% as compared to the prior year period.  A 25% jump in overseas Steinway grand piano shipments was offset by a 15% decrease in grand shipments in the U.S.  As a result, worldwide Steinway grand piano unit shipments declined 6%.  Total piano unit shipments, including the Company’s mid-priced lines, decreased 8% from the third quarter of 2004.  Piano gross margins remained strong at 36.3%.

Year-to-date piano sales increased slightly, to $139 million.  Price increases and a favorable sales mix offset a decrease in total piano unit shipments of 5%.  Gross margins rose from 35.1% to 36.1%.

Band Operations

Third quarter sales of band & orchestral instruments remained level at $47 million.  Unit shipments of woodwind and brass instruments increased 3% over the prior year period. Gross margins increased from 18.3% to 20.7%.  Adjusted gross margins improved from 20.2% to 21.3%, as production facilities continue to increase their efficiency.

For the first nine months, sales increased 6%, to $138 million.  Year-to-date gross margins were 21.1%.

Comments

CEO Dana Messina commented, “We are very pleased with our third quarter performance.  We are seeing overall improvement in our band business.  Export sales are still strong and gross margins continue to increase.”

Turning to piano operations, Messina added, “Our European piano operation is doing very well, with strong sales into Eastern Europe and a positive product mix.  In the U.S., the piano business was soft during the third quarter, particularly in the mid-priced segment of the market.”

Looking toward the fourth quarter, Messina said, “While our piano business overseas should stay strong, we expect our U.S. piano business to continue to remain challenging through the end of this year.  In the upcoming quarter, we expect to realize lower piano gross margins than in the fourth quarter of 2004.  In our band operations, we are experiencing an increase in orders and gaining traction on our turnaround efforts.  We expect both sales and margin improvement in our band business for the fourth quarter.”

The Company anticipates its full year tax rate to be approximately 40% for 2005.  The Company continues to expect 2005 sales and operating profits to show improvement over the prior year.

Conference Call

Management will be discussing the Company’s third quarter results and outlook for the remainder of 2005 on a conference call today beginning at 5:30 p.m. ET.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:                                                   Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Net sales	$95,914	$94,653	$277,017	$268,402
Cost of sales	68,418	68,757	197,698	192,378
Gross profit	27,496	25,896	79,319	76,024
	28.7%	27.4%	28.6%	28.3%

Operating expenses	18,158	18,299	55,196	53,116
Income from operations	9,338	7,597	24,123	22,908
Interest expense, net	3,562	3,690	10,397	10,254
Other (income) expense, net	(467)	(806)	(873)	(2,152)
Income before taxes	6,243	4,713	14,599	14,806
Provision for income taxes	2,500	1,885	5,840	5,920
Net income	$3,743	$2,828	$8,759	$8,886

Earnings per share - basic	$0.46	$0.35	$1.09	$1.10
Earnings per share - diluted	$0.45	$0.34	$1.06	$1.06

Weighted average common shares - basic	8,088	7,998	8,057	8,055
Weighted average common shares - diluted	8,284	8,282	8,268	8,386

Condensed Consolidated Balance Sheets

	9/30/2005	9/30/2004	12/31/2004
Cash	$21,012	$14,118	$27,372
Receivables, net	93,424	107,076	88,059
Inventories	173,981	176,392	172,346
Other current assets	21,357	17,287	20,984
Total current assets	309,774	314,873	308,761

Property, plant and equipment, net	97,502	100,665	102,944
Other assets	61,681	66,023	65,840
Total assets	$468,957	$481,561	$477,545

Notes payable and current portion of long-term debt	$13,902	$10,427	$14,212
Other current liabilities	56,342	59,723	58,681
Total current liabilities	70,244	70,150	72,893

Long-term debt	201,816	229,742	208,580
Other liabilities	47,951	46,042	50,519
Stockholders’ equity	148,946	135,627	145,553
Total liabilities and stockholders’ equity	$468,957	$481,561	$477,545

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Reconciliation of GAAP Earnings to Adjusted Earnings

	Three Months Ended 9/30/05
	GAAP	Adjustments		Adjusted
Band sales	$46,943	$—		$46,943
Piano sales	48,971	—		48,971
Total sales	95,914	—		95,914

Band gross profit	9,712	274	(1)	9,986
Piano gross profit	17,784	—		17,784
Total gross profit	27,496	274		27,770

Band GM %	20.7%			21.3%
Piano GM %	36.3%			36.3%
Total GM %	28.7%			29.0%

Operating expenses	18,158	—		18,158

Income from operations	9,338	274		9,612

Interest expense, net	3,562	—		3,562
Other (income) expense, net	(467)	—		(467)

Income before taxes	6,243	274		6,517

Provision for income taxes	2,500	110	(2)	2,610

Net income	$3,743	$164		$3,907

Earnings per share - basic	$0.46			$0.48
Earnings per share - diluted	$0.45			$0.47

	Three Months Ended 9/30/04
	GAAP	Adjustments		Adjusted
Band sales	$47,052	$—		$47,052
Piano sales	47,601	—		47,601
Total sales	94,653	—		94,653

Band gross profit	8,596	932	(1)	9,528
Piano gross profit	17,300	—		17,300
Total gross profit	25,896	932		26,828

Band GM %	18.3%			20.2%
Piano GM %	36.3%			36.3%
Total GM %	27.4%			28.3%

Operating expenses	18,299	—		18,299

Income from operations	7,597	932		8,529

Interest expense, net	3,690	—		3,690
Other (income) expense, net	(806)	—		(806)

Income before taxes	4,713	932		5,645

Provision for income taxes	1,885	373	(2)	2,258

Net income	$2,828	$559		$3,387

Earnings per share - basic	$0.35			$0.42
Earnings per share - diluted	$0.34			$0.41

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects charges relating to the step-up of acquired inventory.

(2) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Reconciliation of GAAP Earnings to Adjusted Earnings

	Nine Months Ended 9/30/05
	GAAP	Adjustments		Adjusted
Band sales	$137,878	$—		$137,878
Piano sales	139,139	—		139,139
Total sales	277,017	—		277,017

Band gross profit	29,124	1,544	(1)	30,668
Piano gross profit	50,195	—		50,195
Total gross profit	79,319	1,544		80,863

Band GM %	21.1%			22.2%
Piano GM %	36.1%			36.1%
Total GM %	28.6%			29.2%

Operating expenses	55,196	—		55,196

Income from operations	24,123	1,544		25,667

Interest expense, net	10,397	—		10,397
Other (income) expense, net	(873)	—		(873)

Income before taxes	14,599	1,544		16,143

Provision for income taxes	5,840	618	(2)	6,458

Net income	$8,759	$926		$9,685

Earnings per share - basic	$1.09			$1.20
Earnings per share - diluted	$1.06			$1.17

	Nine Months Ended 9/30/04
	GAAP	Adjustments		Adjusted
Band sales	$130,151	$—		$130,151
Piano sales	138,251	—		138,251
Total sales	268,402	—		268,402

Band gross profit	27,535	2,376	(3)	29,911
Piano gross profit	48,489	—		48,489
Total gross profit	76,024	2,376		78,400

Band GM %	21.2%			23.0%
Piano GM %	35.1%			35.1%
Total GM %	28.3%			29.2%

Operating expenses	53,116	76	(4)	53,192

Income from operations	22,908	2,300		25,208

Interest expense, net	10,254	—		10,254
Other (income) expense, net	(2,152)	—		(2,152)

Income before taxes	14,806	2,300		17,106

Provision for income taxes	5,920	920	(2)	6,840

Net income	$8,886	$1,380		$10,266

Earnings per share - basic	$1.10			$1.27
Earnings per share - diluted	$1.06			$1.22

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)   Reflects charges relating to the step-up of acquired inventory.

(2)   Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3)   Reflects $1,444 of employee severance costs associated with plant closures; and $932 of charges relating to the step up of acquired inventory.

(4)   Reflects gain on sale of equipment associated with plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to EBITDA

	Three Months Ended
	9/30/2005	9/30/2004
Cash flows from operating activities	$12,575	$2,928
Changes in operating assets and liabilities	(6,230)	2,763
Income taxes, net of deferred tax benefit	2,549	1,990
Net interest expense	3,562	3,690
Other	154	(153)
Non-recurring, infrequent or unusual cash charges	274	932
EBITDA	$12,884	$12,150

	Nine Months Ended
	9/30/2005	9/30/2004
Cash flows from operating activities	$2,478	$(7,684)
Changes in operating assets and liabilities	14,420	25,152
Income taxes, net of deferred tax benefit	6,168	6,243
Net interest expense	10,397	10,254
Other	77	(752)
Non-recurring, infrequent or unusual cash charges	1,544	2,300
EBITDA	$35,084	$35,513